Exhibit 10.1

Summary of 2008 Terms of Employment for Named Executive Officers

Salary

Officer	Salary

Christopher B. Begley, Chairman and Chief Executive Officer	$1,050,000

Terrence C. Kearney, Chief Operating Officer	625,000

Thomas E. Werner, Senior Vice President, Finance and Chief Financial Officer	445,000

Brian J. Smith, Senior Vice President, General Counsel and Secretary	425,000

The salary for each officer took effect on March 24, 2008.  The prior year’s salary (which took effect on March 26, 2007) for each officer was $960,000 for Mr. Begley, $575,000 for Mr. Kearney, $405,000 for Mr. Werner, and $390,000 for Mr. Smith.

Annual Cash Incentive

Each is a participant in the Hospira Inc. 2004 Performance Incentive Plan, which is filed as Exhibit 10.9 to Hospira’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”).  The plan provides for a base award equal to 2.0% of Hospira’s earnings before interest, taxes, depreciation and amortization for the chief executive officer, 1.5% for the chief operating officer and 1.0% for the other named executive officers.  The compensation committee of Hospira’s board of directors has discretion to reduce, but not increase, the award from the base award.  The committee will consider Hospira’s adjusted net income, net sales, cash flows and corporate well-being as factors in exercising such discretion and determining actual awards payable under such plan for 2008 performance.

Equity

Each officer is eligible to receive option and performance share awards under the Hospira 2004 Long-Term Stock Incentive Plan, which is filed as Exhibit 10.8 to Hospira’s 2007 Form 10-K.   Awards are made in the discretion of the compensation committee of Hospira’s board of directors.

Change in Control and Severance Pay

Each officer is party to a change-in-control agreement in the forms filed as Exhibit 10.12 (for each officer other than Mr. Werner) to Hospira’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and Exhibit 10.1 (for Mr. Werner) to Hospira’s Current Report on Form 8-K filed on August 11, 2006.  The agreements were amended in the forms filed as Exhibit 10.12(a)(i) (for each officer other than Mr. Werner) and Exhibit 10.12(b)(i) (for Mr. Werner) to the 2007 Form 10-K.

All of the named executive officers, except the chairman and chief executive officer, are covered by Hospira’s Corporate Officer Severance Plan, which provides severance pay and benefits to corporate officers and is filed as Exhibit 10.1 to Hospira’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Non-qualified Deferred Compensation Plan

Each officer is eligible to participate in Hospira’s Non-Qualified Savings and Investment Plan, a non-qualified deferred compensation plan, which is filed as Exhibit 10.19 to Hospira’s 2007 Form 10-K.

A description of the above-described items is included in Hospira’s proxy statement for the 2008 Annual Meeting of Shareholders.